Exhibit 99.1

Kimco Realty® Announces Third Quarter 2022 Results

– Positive Operating Results Driven by Continued Strong Tenant Demand –
– Company Raises 2022 Outlook –
– Board Raises Quarterly Common Dividend for the Fourth Consecutive Quarter –

JERICHO, N.Y.--(BUSINESS WIRE)--October 27, 2022--Kimco Realty® (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets, today reported results for the third quarter ended September 30, 2022. For the three months ended September 30, 2022 and 2021, Kimco’s net income available to the company’s common shareholders per diluted share was $0.08 and $0.91, respectively.

Third Quarter Highlights:

  Produced Funds From Operations* (FFO) of $0.41 per diluted share, representing a 28.1% increase over the comparable period in 2021.
  Grew pro-rata portfolio occupancy 20 basis points sequentially to 95.3%, representing an increase of 120 basis points year over year.
  Increased pro-rata anchor and small shop occupancy 90 and 190 basis points, respectively, over the third quarter of 2021.
  Generated pro-rata rent spreads of 16.5% for new leases on comparable spaces.
  Produced a 3.1% increase in Same-Property Net Operating Income* (NOI) over the same period a year ago.
  Achieved a Net Debt to EBITDA* ratio of 6.3x on a look-through basis (which includes company’s outstanding preferred stock and pro-rata share of joint venture debt), marking the lowest leverage level since the company began reporting this metric.
  Subsequent to quarter end, generated net proceeds of approximately $301.1 million through the monetization of 11.5 million of its 39.8 million shares in Albertsons Companies, Inc. (NYSE: ACI). Kimco still retains 28.3 million shares of Albertsons.

Kimco CEO Conor Flynn stated, “We are encouraged by the ongoing strength of our business and the results that our team and our portfolio continue to produce. We believe our high-quality last mile locations, which are primarily grocery anchored, keep us well-positioned to outperform even during this period of macro-economic uncertainty. We’re confident that our financial strength and significant liquidity, bolstered by the recent monetization of a portion of our Albertsons investment, provide us unique advantages as we seek additional growth opportunities and continue to add value for all our stakeholders.”

Financial Results:

Net income available to the company’s common shareholders for the third quarter of 2022 was $51.6 million, or $0.08 per diluted share, compared to $501.4 million, or $0.91 per diluted share, for the third quarter of 2021. The year-over-year change is primarily attributable to a $532.6 million mark-to-market reduction on marketable securities mainly stemming from a change in the value of ACI common stock held by the company. Other items impacting the year-over-year change were due in part to the Weingarten merger in August of 2021, including $47.0 million in merger-related charges in 2021 as well as a $64.3 million increase in consolidated revenues from rental properties, partially offset by increases of $5.0 million in real estate taxes, $19.4 million in operating and maintenance expenses and $11.2 million in depreciation and amortization for the third quarter of 2022 over the comparable period in the prior year.

FFO was $254.5 million, or $0.41 per diluted share, for the third quarter 2022 compared to $173.7 million, or $0.32 per diluted share, for the third quarter 2021. Included in the third quarter of 2021 was $47.0 million, or $0.08 per diluted share, of merger related costs.

*Reconciliations of net income available to the company’s common shareholders to certain non-GAAP measures including FFO, Same-property NOI and Net Debt to EBITDA are provided in the tables accompanying this press release.

Operating Results:

  Pro-rata portfolio occupancy ended the quarter at 95.3%, with anchor and small shop occupancy at 97.8% and 89.2%, respectively.
  Signed 461 leases totaling 2.1 million square feet, generating blended pro-rata rent spreads on comparable spaces of 7.5%, and with rental rates for new leases up 16.5% and renewals and options growing 6.2%.
  Reported a 280-basis-point spread between leased (reported) occupancy versus economic occupancy at the end of the third quarter, representing $45 million in annual base rent.
  Produced 3.1% growth in Same-Property NOI over the same period a year ago, driven by a 4.8% increase in minimum rent.

Transaction Activities:

  As previously announced, acquired two grocery-anchored centers located in the Fishtown neighborhood of Philadelphia and Massapequa, New York totaling 329,000 square feet for $89.0 million in aggregate. In addition, the company acquired the fee interest at Pike Center in Rockville, Maryland for a purchase price of $21.2 million.
  Sold nine shopping centers and two land parcels totaling 1.2 million square feet for $187.6 million. The company’s pro-rata share of the sales price was $64.0 million.
  Received full repayment of $25.0 million from a mezzanine loan at Pompano Citi Centre in Pompano, Florida.

Capital Market Activities:

  Issued $650 million of 4.60% unsecured notes maturing February 2033.
  Redeemed a total of $902.0 million of unsecured debt during the quarter that included: i) $288.4 million aggregate principal amount of 3.375% notes due October 2022; ii) $299.7 million aggregate principal amount of 3.50% notes due April 2023; and iii) $313.9 million aggregate principal amount of 3.125% notes due June 2023.
  Ended the third quarter with approximately $2.0 billion of immediate liquidity, including $1.9 billion available under the company’s $2.0 billion unsecured revolving credit facility and $124 million of cash and cash equivalents on the balance sheet.
  At the end of third quarter of 2022, Kimco held 39.8 million shares of Albertsons common stock, valued at approximately $1.0 billion. Subsequently, the company sold 11.5 million shares of Albertsons generating net proceeds of approximately $301.1 million. Kimco still retains 28.3 million shares of Albertsons of which 28.0 million shares remain under lockup for up to seven months.

Dividend Declarations:

  Kimco’s board of directors declared a cash dividend of $0.23 per common share, representing a 4.5% increase from the prior quarterly dividend and 35.3% over the corresponding period of the prior year. The quarterly cash dividend on common shares is based on projected REIT taxable income, excluding REIT taxable income attributable to the partial ACI monetization and expected ACI special dividend, and is payable on December 23, 2022 to shareholders of record on December 9, 2022.
  The board of directors also declared quarterly dividends with respect to each of the company’s Class L and Class M series of cumulative redeemable preferred shares. These dividends on the preferred shares will be paid on January 17, 2023 to shareholders of record on December 30, 2022.

2022 Full Year Outlook:

Based on these results and the outlook for the remainder of 2022, the company has revised its full-year guidance ranges as follows:

	Revised*	Previous
Net Income available to common shareholders (per diluted share):	$0.64 to $0.66	$0.48 to $0.52
FFO (per diluted share):	$1.57 to $1.59	$1.54 to $1.57

*The tables accompanying this press release provide a reconciliation for this forward-looking non-GAAP measure.

Conference Call Information

When:                 8:30 AM ET, October 27, 2022

Live Webcast:    3Q22 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com (replay available through January 27, 2023)

Dial #:                  1-888-317-6003 (International: 1-412-317-6061). Passcode: 4605029

About Kimco Realty®

Kimco Realty® (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas.  Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of September 30, 2022, the company owned interests in 526 U.S. shopping centers and mixed-use assets comprising 91 million square feet of gross leasable space. For further information, please visit www.kimcorealty.com.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (iv) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (v) the Company’s ability to raise capital by selling its assets, (vi) increases in operating costs due to inflation and supply chain issues, (vii) risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following the merger between Kimco and Weingarten Realty Investors (the “Merger”), (viii) the possibility that, if the Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (ix) changes in governmental laws and regulations including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (x) valuation and risks related to the Company’s joint venture, preferred equity investments and other investments, (xi) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the Company, (xii) impairment charges, (xiii) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (xiv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xv) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xvi) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xvii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, and (xviii) the other risks and uncertainties identified under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2021. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that the Company files with the Securities and Exchange Commission (“SEC”).

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30, 2022	December 31, 2021
Assets:
Real estate, net of accumulated depreciation and amortization
of $3,336,473 and $3,010,699 respectively	$14,748,910	$15,035,900
Real estate under development	5,672	5,672
Investments in and advances to real estate joint ventures	1,092,351	1,006,899
Other investments	105,984	122,015
Cash and cash equivalents	123,531	334,663
Marketable securities	999,094	1,211,739
Accounts and notes receivable, net	269,887	254,677
Operating lease right-of-use assets, net	135,429	147,458
Other assets	434,711	340,176
Total assets	$17,915,569	$18,459,199

Liabilities:
Notes payable, net	$6,909,382	$7,027,050
Mortgages payable, net	300,739	448,652
Dividends payable	5,326	5,366
Operating lease liabilities	114,923	123,779
Other liabilities	732,081	730,690
Total liabilities	8,062,451	8,335,537
Redeemable noncontrolling interests	13,270	13,480

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,435 and 19,580 shares respectively;
Aggregate liquidation preference $485,868 and $489,500, respectively	19	20
Common stock, $.01 par value, authorized 750,000,000 shares; issued
and outstanding 618,462,620 and 616,658,593 shares, respectively	6,185	6,167
Paid-in capital	9,611,382	9,591,871
Retained earnings	78,790	299,115
Accumulated other comprehensive income	6,688	2,216
Total stockholders' equity	9,703,064	9,899,389
Noncontrolling interests	136,784	210,793
Total equity	9,839,848	10,110,182
Total liabilities and equity	$17,915,569	$18,459,199

Condensed Consolidated Statements of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Revenues from rental properties, net	$429,042	$364,694	$1,274,969	$929,297
Management and other fee income	4,361	3,913	12,881	10,634
Total revenues	433,403	368,607	1,287,850	939,931
Operating expenses
Rent	(3,703)	(3,678)	(11,854)	(9,706)
Real estate taxes	(55,578)	(50,594)	(165,967)	(129,124)
Operating and maintenance	(71,457)	(52,063)	(210,466)	(145,480)
General and administrative	(29,677)	(25,904)	(87,606)	(75,136)
Impairment charges	(7,067)	(850)	(21,758)	(954)
Merger charges	-	(46,998)	-	(50,191)
Depreciation and amortization	(125,419)	(114,238)	(380,324)	(261,687)
Total operating expenses	(292,901)	(294,325)	(877,975)	(672,278)

Gain on sale of properties	3,821	1,975	10,958	30,841
Operating income	144,323	76,257	420,833	298,494

Other income/(expense)
Other income, net	6,226	6,696	18,851	11,834
(Loss)/gain on marketable securities, net	(75,491)	457,127	(215,194)	542,510
Interest expense	(52,391)	(52,126)	(165,876)	(146,654)
Early extinguishment of debt charges	(428)	-	(7,658)	-
Income before income taxes, net, equity in income of joint ventures, net,
and equity in income from other investments, net	22,239	487,954	50,956	706,184

Benefit/(provision) for income taxes, net	1,039	(314)	1,096	(2,897)
Equity in income of joint ventures, net	26,360	20,025	94,060	54,095
Equity in income of other investments, net	6,733	1,539	15,491	10,365

Net income	56,371	509,204	161,603	767,747
Net loss/(income) attributable to noncontrolling interests	1,583	(1,465)	14,152	(5,369)
Net income attributable to the company	57,954	507,739	175,755	762,378
Preferred dividends, net	(6,307)	(6,354)	(18,911)	(19,062)
Net income available to the company's common shareholders	$51,647	$501,385	$156,844	$743,316

Per common share:
Net income available to the company's common shareholders: (1)
Basic	$0.08	$0.91	$0.25	$1.57
Diluted (2)	$0.08	$0.91	$0.25	$1.56
Weighted average shares:
Basic	615,832	546,842	615,417	469,885
Diluted	618,018	548,766	617,856	474,452
(1)	Adjusted for earnings attributable to participating securities of ($582) and ($4,078) for the three months ended September 30, 2022 and 2021, respectively. Adjusted for earnings attributed to participating securities of ($1,581) and ($5,749) for the nine months ended September 30, 2022 and 2021, respectively.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $0 and $42 for the three months ended September 30, 2022 and 2021, respectively. Adjusted for distributions on convertible units of $0 and $3,009 for the nine months ended September 30, 2022 and 2021, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders
to FFO Available to the Company's Common Shareholders (1)
(in thousands, except share data)
(unaudited)

		Three Months Ended September 30,			Nine Months Ended September 30,
		2022	2021		2022		2021
Net income available to the company's common shareholders		$51,647	$501,385		$156,844		$743,316
	Gain on sale of properties	(3,821)	(1,975)		(10,958)		(30,841)
	Gain on sale of joint venture properties	(7,998)	-		(38,182)		(5,283)
	Depreciation and amortization - real estate related	124,478	113,404		377,611		259,298
	Depreciation and amortization - real estate joint ventures	16,667	15,365		50,168		35,605
	Impairment charges (including real estate joint ventures)	7,735	2,041		25,668		3,213
	Profit participation from other investments, net	(5,358)	2,380		(11,009)		1,229
	Loss/(gain) on marketable securities, net	75,491	(457,127)		215,194		(542,510)
	(Benefit)/Provision from income taxes, net (2)	(227)	35		(235)		2,177
	Noncontrolling interests (2)	(4,144)	(1,805)		(23,603)		551
FFO available to the company's common shareholders		$254,470	$173,703	(5)	$741,498	(4)	$466,755	(5)

Weighted average shares outstanding for FFO calculations:
	Basic	615,832	546,842		615,417		469,885
	Units	2,558	2,626		2,498		2,642
	Dilutive effect of equity awards	2,133	1,718		2,392		1,837
	Diluted	620,523	551,186		620,307		474,364

	FFO per common share - basic	$0.41	$0.32		$1.20		$0.99
	FFO per common share - diluted (3)	$0.41	$0.32		$1.20		$0.99

(1)	The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

(2)	Related to gains, impairments and depreciation on properties, where applicable.
(3)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $560 and $435 for the three months ended September 30, 2022 and 2021, respectively. FFO available to the company’s common shareholders would be increased by $1,486 and $630 for the nine months ended September 30, 2022 and 2021, respectively. The effect of other certain convertible units would have an anti-dilutive effect upon the calculation of FFO available to the company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per share calculations.

(4)	Includes Early extinguishment of debt charges of $0.4 million and $7.7 million recognized during the three and nine months ended September 30, 2022, respectively.

(5)	Includes Merger charges of $47.0 and $50.2 million recognized during the three and nine months ended September 30, 2021, respectively, in connection with the WRI merger.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income available to the company's common shareholders	$51,647	$501,385	$156,844	$743,316
Adjustments:
Management and other fee income	(4,361)	(3,913)	(12,881)	(10,634)
General and administrative	29,677	25,904	87,606	75,136
Impairment charges	7,067	850	21,758	954
Merger charges	-	46,998	-	50,191
Depreciation and amortization	125,419	114,238	380,324	261,687
Gain on sale of properties	(3,821)	(1,975)	(10,958)	(30,841)
Interest and other expense, net	46,593	45,430	154,683	134,820
Loss/(gain) on marketable securities, net	75,491	(457,127)	215,194	(542,510)
(Benefit)/provision for income taxes, net	(1,039)	314	(1,096)	2,897
Equity in income of other investments, net	(6,733)	(1,539)	(15,491)	(10,365)
Net (loss)/income attributable to noncontrolling interests	(1,583)	1,465	(14,152)	5,369
Preferred dividends, net	6,307	6,354	18,911	19,062
WRI Same Property NOI (3)	-	36,311	-	252,651
Non same property net operating income	(21,099)	(24,658)	(61,601)	(91,523)
Non-operational expense from joint ventures, net	14,754	18,658	31,580	45,226
Same Property NOI	$318,319	$308,695	$950,721	$905,436

(1)	The company considers same property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(2)	Amounts represent Kimco's pro-rata share.
(3)	Amounts for the three months and nine months ended September 30, 2021, represent the Same Property NOIs from WRI properties, not included in the company's net income available to the company's common shareholders for the same period.

Reconciliation of the Projected Range of Net Income to Funds From Operations
Available to the Company's Common Shareholders
(unaudited, all amounts shown are per diluted share)

	Current Projected Range
	Full Year 2022
	Low	High
Net income available to the company's common shareholders	$0.64	$0.66

Gain on sale of properties	(0.02)	(0.04)

Gain on sale of joint venture properties	(0.06)	(0.07)

Depreciation & amortization - real estate related	0.81	0.83

Depreciation & amortization - real estate joint ventures	0.10	0.11

Impairment charges (including real estate joint ventures)	0.04	0.04

Profit participation from other investments, net	(0.02)	(0.02)

Special Dividends from marketable securities (1)	(0.31)	(0.31)

Loss on marketable securities, net	0.32	0.32

Provision for income taxes	0.11	0.11

Noncontrolling interests (2)	(0.04)	(0.04)

FFO available to the company's common shareholders (3)	$1.57	$1.59

(1) Related to the special cash dividend to be distributed by Albertsons as part of the consideration for the recently announced merger agreement with Kroger.
(2) Related to gains, impairments and depreciation on properties, where applicable.
(3) Includes Early extinguishment of debt charges $7.7 million recognized during the nine months ended September 30, 2022.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Reconciliation of Net Income to EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,
	2022	2021
Net income	$56,371	$509,204
Interest	52,391	52,126
Early extinguishment of debt charges	428	-
Depreciation and amortization	125,419	114,238
Gain on sale of properties	(3,821)	(1,975)
Gain on sale of joint venture properties	(7,998)	-
Impairment charges (including real estate joint ventures)	7,557	2,041
Merger charges	-	46,998
Pension valuation adjustment	420	-
Profit participation from other investments, net	(5,358)	2,380
Loss/(gain) on marketable securities	75,491	(457,127)
(Provision)/benefit for income taxes, net	(1,039)	314
Consolidated EBITDA	$299,861	$268,199

Consolidated EBITDA	$299,861	$268,199
Pro-rata share of interest expense - real estate joint ventures	6,034	5,050
Pro-rata share of depreciation and amortization - real estate joint ventures	16,667	15,365
EBITDA including pro-rata share - joint ventures	$322,562	$288,614

Consolidated debt	$7,210,121	$7,516,681
Consolidated cash	(123,531)	(483,471)
Consolidated net debt	$7,086,590	$7,033,210

Consolidated net debt	$7,086,590	$7,033,210
Pro-rata share of debt	602,996	632,449
Liquidation preference for preferred stock	485,868	489,500
Pro-rata share of cash	(60,547)	(55,731)
Net Debt including pro-rata share - joint ventures	$8,114,907	$8,099,428

Annualized Consolidated EBITDA	1,199,444	1,072,796
Net Debt to Consolidated EBITDA	5.9x	6.6x

Annualized EBITDA including pro-rata share - joint ventures	1,290,248	1,154,456
Net Debt to EBITDA on a look-through basis (1)	6.3x	7.0x

(1) Net Debt to EBITDA on a look-through basis includes outstanding preferred stock and company's pro-rata share of joint venture debt.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com